UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*

                         CROWN CORK & SEAL COMPANY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $5.00 per share
                        4.5% Convertible Preferred Stock,
                          par value $41.8875 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                              Common Stock: 228 255
                  4.5% Convertible Preferred Stock: 228 255 303
                ------------------------------------------------
                                 (CUSIP Number)

Michel Renault                              Copy to: Allan M. Chapin
General Counsel                             Sullivan & Cromwell
Compagnie Generale d'Industrie              125 Broad Street
  et de Participations                      New York, N.Y. 10004
89 rue Taitbout                             (212) 558-4000
75009 Paris, France
(011) 331-4285-3000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  March 2, 1998
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If a filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------
CUSIP NO. 228 255 (Crown Common Stock)
          228 255 303 (Crown Preferred Stock)
---------------------------------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Compagnie Generale d'Industrie et de Participations
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS
                                                                  Not applicable
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d)OR 2(e)
                                                                            [  ]
--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                          France
--------------------------------------------------------------------------------
                  7.  SOLE VOTING POWER
  NUMBER OF            0 shares of Crown Common Stock
    SHARES             0 shares of Crown Preferred Stock
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8.  SHARED VOTING POWER
    EACH               6,599,577 shares of Crown Common Stock
 REPORTING             0 shares of Crown Preferred Stock
   PERSON         --------------------------------------------------------------
    WITH          9.  SOLE DISPOSITIVE POWER
                       0 shares of Crown Common Stock
                       0 shares of Crown Preferred Stock
                  --------------------------------------------------------------
                  10. SHARED DISPOSITIVE POWER
                       6,599,577 shares of Crown Common Stock
                       0 shares of Crown Preferred Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,599,577 shares of Crown Common Stock
      0 shares of Crown Preferred Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.3% of Crown Common Stock
      0% of Crown Preferred Stock
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      CO; HC




                                 (Page 2 of 7)

---------------------------------------------
CUSIP NO. 228 255 (Crown Common Stock)
          228 255 303 (Crown Preferred Stock)
---------------------------------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Marine-Wendel
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS
                                                                  Not applicable

--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d)OR 2(e)
                                                                            [  ]
--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                          France
--------------------------------------------------------------------------------

                  7.  SOLE VOTING POWER
  NUMBER OF            0 shares of Crown Common Stock
    SHARES             0 shares of Crown Preferred Stock
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8.  SHARED VOTING POWER
    EACH               6,599,577 shares of Crown Common Stock
 REPORTING             0 shares of Crown Preferred Stock
   PERSON         --------------------------------------------------------------
    WITH          9.  SOLE DISPOSITIVE POWER
                       0 shares of Crown Common Stock
                       0 shares of Crown Preferred Stock
                  --------------------------------------------------------------
                  10. SHARED DISPOSITIVE POWER
                       6,599,577 shares of Crown Common Stock
                       0 shares of Crown Preferred Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,599,577 shares of Crown Common Stock
      0 shares of Crown Preferred Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.3% of Crown Common Stock
      0% of Crown Preferred Stock
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      CO; HC




                                 (Page 3 of 7)

---------------------------------------------
CUSIP NO. 228 255 (Crown Common Stock)
          228 255 303 (Crown Preferred Stock)
---------------------------------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Wendel-Participations
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS
                                                                  Not applicable
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d)OR 2(e)
                                                                            [  ]
--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                          France
--------------------------------------------------------------------------------
                  7.  SOLE VOTING POWER
  NUMBER OF            0 shares of Crown Common Stock
    SHARES             0 shares of Crown Preferred Stock
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8.  SHARED VOTING POWER
    EACH               6,599,577 shares of Crown Common Stock
 REPORTING             0 shares of Crown Preferred Stock
   PERSON         --------------------------------------------------------------
    WITH          9.  SOLE DISPOSITIVE POWER
                       0 shares of Crown Common Stock
                       0 shares of Crown Preferred Stock
                  --------------------------------------------------------------
                  10. SHARED DISPOSITIVE POWER
                       6,599,577 shares of Crown Common Stock
                       0 shares of Crown Preferred Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,599,577 shares of Crown Common Stock
      0 shares of Crown Preferred Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.3% of Crown Common Stock
      0% of Crown Preferred Stock
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      CO; HC


                                  (Page 4 of 7)

---------------------------------------------
CUSIP NO. 228 255 (Crown Common Stock)
          228 255 303 (Crown Preferred Stock)
---------------------------------------------
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Societe de Gerance de Valeurs Mobilieres
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS
                                                                  Not applicable
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d)OR 2(e)
                                                                            [  ]
--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                          France
--------------------------------------------------------------------------------
                  7.  SOLE VOTING POWER
  NUMBER OF            0 shares of Crown Common Stock
    SHARES             0 shares of Crown Preferred Stock
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8.  SHARED VOTING POWER
    EACH               6,599,577 shares of Crown Common Stock
 REPORTING             0 shares of Crown Preferred Stock
   PERSON         --------------------------------------------------------------
    WITH          9.  SOLE DISPOSITIVE POWER
                       0 shares of Crown Common Stock
                       0 shares of Crown Preferred Stock
                  --------------------------------------------------------------
                  10. SHARED DISPOSITIVE POWER
                       6,599,577 shares of Crown Common Stock
                       0 shares of Crown Preferred Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,599,577 shares of Crown Common Stock
      0 shares of Crown Preferred Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.3% of Crown Common Stock
      0% of Crown Preferred Stock
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      CO; HC


                                  (Page 5 of 7)

     This Amendment No.5, dated March 2, 1998, amends the Schedule 13D, dated February 15, 1996, as amended and supplemented by Amendments Nos. 1, 2, 3 and 4 thereto, dated September 26, 1996, October 24, 1996, October 30, 1996, and February 5, 1998 respectively (collectively, the "Schedule 13D"), filed on behalf of Compagnie Generale d'Industrie et de Participations ("CGIP"), Marine-Wendel ("Marine-Wendel"), Wendel-Participations ("Wendel-Participations") and Societe de Gerance de Valeurs Mobilieres ("SGVM") (collectively, the "Reporting Persons"), by adding the following additional information:


Item 5.   Interest in Securities of Issuer

The following is hereby added after the sixth paragraph of Item 5:

     On March 2, 1998, CGIP sold 4,093,826 shares of Crown Common Stock and 3,660,300 shares of Crown Preferred Stock pursuant to the Stock Purchase Agreement more fully described in Item 6 below.

     Following the sale, CGIP owns 6,599,577 shares of Crown Common Stock (representing 5.31% of the Common Stock outstanding) and no shares of Crown Preferred Stock.

























                                  (Page 6 of 7)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 2, 1998


         Compagnie Generale d'Industrie et de Participations

         By:  /s/ Ernest-Antoine Seilliere
              ----------------------------------------------
              Name: Ernest-Antoine SEILLIERE
              Title: Chairman and CEO



         Marine-Wendel

         By:  /s/ Ernest-Antoine Seilliere
              ------------------------------
              Name: Ernest-Antoine SEILLIERE
              Title: Chairman and CEO


         Wendel-Participations

         By:  /s/ Louis-Amedee de Moustier
              ----------------------------
              Name: Louis-Amedee de MOUSTIER
              Title: Managing Director


         Societe de Gerance de Valeurs Mobilieres

         By:  /s/ Louis-Amedee de Moustier
              ----------------------------
              Name: Louis-Amedee de MOUSTIER
              Title: Chairman and CEO














                                  (Page 7 of 7)